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Exhibit 23(j)

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the inclusion in Post-Effective Amendment No. 4 to the Registration Statement of Impact Management Investment Trust on Form N-1A of our report dated October 22, 1998 on our audit of the statement of assets and liabilities of Impact Management Growth Portfolio (a Series of Impact Management Investment Trust), including the schedule of investments in securities, as of September 30, 1998, and the related statement of operations for the year then ended, and the statements of changes in net assets and the financial highlights for the year then ended and for the period June 17, 1997 (commencement of operations) to September 30, 1997. We also consent to the references to our firm under the caption "Financial Highlights" included in the Prospectus and under the captions "Independent Auditors" and "Financial Statements" included in the Statement of Additional Information.


                                  /s/ Arthur F. Bell, Jr. & Associates, L.L.C.
                                      ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.


Hunt Valley, Maryland
February 16, 1999